Exhibit 1

Release:	IMMEDIATE RELEASE

Contact:	Cecilia Au-Yeung
Global-Tech Advanced Innovations Inc.
Tel.: Hong Kong (852) 2814-6264
investorrelations@global-webpage.com
Web Page:	http://www.businesswire.com/cnn/gai.shtml

GLOBAL-TECH ANNOUNCES APPOINTMENT OF CHAIRMAN OF THE BOARD

Hong Kong, October 4, 2011 — Global-Tech Advanced Innovations Inc. (NASDAQ: GAI) today announced that the Company’s Board of Directors has appointed John C.K. Sham as Chairman of the Board, effective immediately. Mr. Sham, the Company’s current President and Chief Executive Officer, has served as a member of the Board of Directors since July 1991. Mr. Sham’s appointment fills the vacancy resulting from the passing of Kwong Ho Sham, who had served as Chairman of the Company’s Board of Directors since its inception.

Global-Tech Advanced Innovations Inc. is a holding company, owning subsidiaries that manufacture and market a diversified portfolio of products and services, such as complementary metal oxide semiconductor (CMOS) camera modules (CCMs), floor care products, and electronic manufacturing services (EMS). The primary focus of its subsidiaries is to develop and market high-quality products and services for the communications industries within the China market, as well as markets in North America, Europe, and other countries throughout the world.

Except for historical information, certain statements contained herein are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “should,” “estimates,” or variations of such words and similar expressions are intended to identify such forward-looking statements. These forward-looking statements are subject to risks and uncertainties, including but not limited to, the impact of competitive products and pricing, demand for new and existing products in our core business, the financial condition of the Company’s customers, product demand and market acceptance especially of our new products, the success of new product development especially in the area of cellular phone components and solutions, compact camera modules and other pending projects, reliance on material customers, suppliers and key strategic alliances, the terms and conditions of customer contracts and purchase orders, availability and cost of raw materials, the timely and proper execution of certain business plans, including the plan to diversify and transform a portion of manufacturing capacity to higher-value, technology-oriented products, currency fluctuations, including the revaluation of the Chinese Renminbi, the imposition by China’s trading partners of economic sanctions and/or protective tariffs on Chinese manufactured goods, uncertainties associated with investments, the regulatory environment, fluctuations in operating results, the impact of changing global, political and economic conditions and other risks detailed from time to time in the Company’s filings with the U.S. Securities and Exchange Commission including its most recent Report on Form 20-F. The Company does not undertake to update its forward-looking information, or any other information contained or referenced in this press release to reflect future events or circumstances.